EXHIBIT 23.1


Independent Auditor's Consent



The Board of Directors
Grand Premier Financial, Inc.


We consent to the incorporation by reference in the Registration Statement
Nos. 333-0327, 333-11635, 333-11645 and 333-11663 on Form S-8 of Grand Premier
Financial, Inc. of our report dated January 29, 1997, relating to the consolidated balance sheet of Grand Premier Financial, Inc. and subsidiaries as of December 31, 1996, and the related consolidated statements of earnings, changes in stockholders equity, and cash flows for the year then ended, which report is incorporated by reference in the December 31, 1996 annual report on Form 10-K of Grand Premier Financial, Inc.



KPMG Peat Marwick LLP
Chicago, Illinois

March 24, 1997